UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SEC File No.  333-128724

The Savannah Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation or organization)

58-1861820
(I.R.S. Employer Identification Number)

25 Bull Street, 6th Floor, Savannah, GA 31401 912-629-6486
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

G. Mike Odom, Jr., 25 Bull Street, 6th Floor, Savannah, GA 31401 912-629-6486
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Wiley Ellis
Ellis, Painter, Ratterree & Adams, LLP
2 E. Bryan Street, 10th Floor
Savannah, Georgia 31401
(912) 233-9700

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective, as determined by the Selling Shareholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	397,273	$34.08 (1)	$13,539,064 (1)	$1,593.55 (1)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices reported in The NASDAQ National Market on September 29, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2005

_________________________________

 397,273 Shares

THE SAVANNAH BANCORP, INC.

Common Stock

_________________________________

This prospectus relates to the offer and sale from time to time of up to an aggregate of 397,273 shares of our common stock for the account of our shareholders named in this prospectus (the “Selling Shareholders”). The Selling Shareholders acquired 397,273 of the shares directly from us, in a private placement completed on August 26, 2005 and August 30, 2005. Non-affiliated accredited investors purchased 366,148 shares and affiliated accredited investors, including certain executive officers and directors of The Savannah Bancorp, Inc. and its subsidiaries, purchased 31,125 shares. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

The shares are being registered to permit the Selling Shareholders to sell the shares from time to time in the public market. The Selling Shareholders may sell this common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution.”

Our common stock is listed for trading on The NASDAQ National Market under the trading symbol “SAVB.” On October 14, 2005, the last reported sale price of our common stock on NASDAQ was $35.94 per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices.

The address of our principal executive offices is 25 Bull Street, Savannah, Georgia 31401, and our telephone number is (912) 629-6500.
_________________________________

Investing in our common stock involves risks.
See “Risk Factors,” beginning on page 6.
________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2005.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Table of Contents

Table of Contents	i
Forward-Looking Statements	1
Summary Information and Risk Factors	2
Summary	2
Summary Consolidated Financial Data	4
Risk Factors	6
Use of Proceeds	13
Determination of Offering Price	13
Selling Security Holders	14
Plan of Distribution	18
Description of Securities to be Registered	19
Interests of Named Experts and Counsel	20
Where You Can Find Additional Information	20
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	21

ADDITIONAL INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 AND THE NOTES THERETO, AND OUR RECENT QUARTERLY REPORTS FOR THE FIRST AND SECOND QUARTERS, 2005, IS INCORPORATED IN THIS PROSPECTUS BY REFERENCE TO OUR REPORTS FILED WITH THE SEC. SEE “WHERE YOU CAN FIND MORE INFORMATION.” YOU ARE URGED TO READ THIS PROSPECTUS, INCLUDING THE “RISK FACTORS,” AND OUR SEC REPORTS IN THEIR ENTIRETY.

i

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "point to," "project," "predict," "could," "intend," "target," "potential," and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	future local and national economic or business and real estate market conditions;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including banking, securities and tax laws and regulations;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•	credit risks of borrowers;

•	the effects of competition from a wide variety of local, regional, national, and other providers of financial and investment services;

•	the failure of assumptions underlying the establishment of allowances for possible loan losses and other estimates;

•
the risks of mergers and acquisitions, including, without limitation, the related costs, including integrating operations and personnel as part of these transactions and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in accounting rules, policies and practices;

•	changes in technology and/or products - especially those that result in increased costs to us or less benefits to us than we had expected;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events; and

•	other factors and risks described in the "Risk Factors" section of this prospectus and in any of our filings that we make with the U.S. Securities and Exchange Commission (the "Commission").

All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. Our forward-looking statements apply only as of the date of this prospectus or the respective date of the document from which they are incorporated herein by reference. Accordingly, you should not place undue reliance on forward-looking statements. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

Summary Information and Risk Factors

Summary

The following summary contains basic information about this offering. It likely does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document, including the "Risk Factors" section and the documents attached as Exhibits to, and incorporated by reference into this prospectus. Unless the context otherwise indicates, all references in this prospectus to "the Company", "we", "us" and "our" refer to The Savannah Bancorp, Inc. and its subsidiaries, The Savannah Bank, N.A. ("Savannah Bank"), Bryan Bank & Trust ("Bryan Bank") and upon its incorporation, Harbourside Community Bank, FSB (“Harbourside”) (Savannah Bank, Bryan Bank and Harbourside are collectively referred to in this prospectus as the "Banks").

The Company

The Company is a Georgia corporation organized on October 5, 1989. The Company maintains its principal executive offices at 25 Bull Street, Savannah, Georgia 31401, and its telephone number is (912) 629-6500. The Company's common stock is quoted on the Nasdaq National Market under the trading symbol "SAVB". The Company currently has two operating subsidiaries: Savannah Bank and Bryan Bank.

In October 2003, Savannah Bank opened a mortgage loan production office on Hilton Head Island, South Carolina. The Company filed an application in June 2005 with the Office of Thrift Supervision (the “OTS”) to form another operating subsidiary, Harbourside Community Bank, FSB, for this location which will operate as a full-service Federal Savings Bank on Hilton Head Island and Beaufort County, South Carolina. This mortgage banking expansion included the hiring of key managers, lenders and support personnel from other financial institutions in the market.

Harbourside is proposed to be a wholly-owned subsidiary of the Company. The business plan for Harbourside is centered upon transferring the operations of Harbourside Mortgage Company to a newly formed federal stock thrift institution and expanding its operations to a full service banking operation. The business strategy of Harbourside is to be a locally headquartered and controlled banking company focused on residential mortgages as its lead product and expanding customer relationships to deposit services and commercial banking from this platform. The Company will provide, under management and processing contracts, operations and risk management support to Harbourside. Applications for approval of the federal stock thrift institution have been filed with the OTS, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta.

The directors and organizers for Harbourside are expected to be:

Edward J. Brown, Jr.	President and CEO, Harbourside Community Bank
Clifford H. Dales	Partner, Neely/Dales, LLC
Berryman W. Edwards	Owner, The Greenery, Inc. and Chairman of Harbourside Community Bank
J. Wiley Ellis	Attorney and Chairman of The Savannah Bancorp, Inc. and The Savannah Bank, N.A.
Joseph B. Fraser III	Owner, Fraser Construction
John C. Helmken II	President of The Savannah Bancorp, Inc. and President and CEO of The Savannah Bank, N.A.
Henry Johnston	Mayor of the Town of Bluffton, South Carolina
Donna C. Martin	Retired consultant to Hargray Communications
G. Mike Odom, Jr.	CEO of The Savannah Bancorp, Inc.
     Four of these prospective organizers/directors of Harbourside are executive officers or directors of the Company and/or one of the subsidiaries. The other five prospective organizers/directors reside in Beaufort County, South Carolina.

The Offering
Securities Offered:	397,273 shares of our common stock, $1.00 par value per share (the "Shares") offered by the Selling Shareholders.

Offering Price:	The shares being offered pursuant to this prospectus are being offered by the Selling Shareholders from time to time at the then current market price.

Common Stock to be Outstanding After This Offering:[1]	4,591,042 shares (as of August 31, 2005)

Nasdaq National Market Symbol:	SAVB

Use of Proceeds:	The shares being offered pursuant to this prospectus are being sold by the Selling Shareholders, and we will not receive any proceeds of the offering.

Dividends:
We currently pay a cash dividend of $0.135 per share of common stock per quarter, or $0.54 annualized. Any future determination relating to the payment of dividends will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that our Board of Directors may deem relevant. We cannot give you any assurance that we will continue to pay dividends or that the amount of dividends paid will not be reduced in the future.

1 The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding on August 31, 2005 and excludes (i) 243,237 shares issuable upon the exercise of stock options outstanding as of August 31, 2005 at a weighted average exercise price of $18.11 per share, and (ii) 276,649 shares as of August 31, 2005 that we may issue under our equity incentive plans.

Summary Consolidated Financial Data

The following summary consolidated financial data has been derived from our unaudited consolidated financial statements as of and for the six months ended June 30, 2005 and 2004 and from our audited consolidated financial statements as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000. The information contained in this table is a summary and does not provide all of the information contained in our consolidated financial statements, including the related notes. Operating results for the six-month period ended June 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. You should read the following summary consolidated financial data in conjunction with our consolidated financial statements, and notes thereto, and the information contained in our Exchange Act reports under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	(Dollar amounts in thousands, except per share amounts)
	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
Income Statement Data:	2005	2004	2004	2003	2002	2001	2000
Interest income	$19,375	$12,911	$28,707	$22,937	$23,512	$26,704	$26,047
Interest expense	6,563	3,676	8,427	6,695	8,402	12,734	12,110
Net interest income	12,812	9,235	20,280	16,242	15,110	13,970	13,937
Provision for credit losses	820	875	1,450	1,000	750	605	745
Net interest income after Provision for credit losses	11,992	8,360	18,830	15,242	14,360	13,365	13,192
Noninterest income	2,042	1,980	4,100	3,381	3,010	2,546	2,249
Noninterest expense	7,975	6,727	14,254	11,665	10,722	9,432	9,071
Income before income taxes	6,059	3,613	8,676	6,968	6,648	6,479	6,370
Income tax expense	2,094	1,196	2,940	2,324	2,140	2,121	2,078
Net income	$3,965	$2,417	$5,736	$4,644	$4,508	$4,358	$4,292

Balance Sheet Data at Period End:
Assets	$689,271	$568,225	$617,341	$476,865	$437,598	$376,183	$344,096
Interest-earning assets	659,759	541,420	593,035	449,025	394,756	352,089	323,138
Loans held for sale	28,120	26,277	26,471	10,393	-	-	-
Loans - net of unearned income	572,317	444,372	499,868	386,731	336,775	284,623	250,436
Deposits	588,249	449,368	506,120	389,146	363,044	309,623	291,856
Loan to deposit ratio	97%	99%	99%	99%	93%	92%	86%
Interest-bearing liabilities	545,340	449,870	488,546	360,817	337,213	291,550	265,230
Shareholders' equity	43,619	37,726	40,071	36,771	34,756	32,071	28,656
Shareholders' equity to total assets	6.33%	6.64%	6.49%	7.71%	7.94%	8.53%	8.33%

Per Common Share Data (1)
Net income - Basic	$ 0.95	$ 0.59	$ 1.40	$ 1.13	$ 1.10	$ 1.07	$ 1.05
Net income - Diluted	0.93	0.57	1.36	1.11	1.08	1.05	1.03
Book value	10.40	9.17	9.74	8.96	8.47	7.86	7.03
Tangible book value	10.40	9.17	9.74	8.96	8.47	7.86	7.03

Explanatory Note
(1) Share and per share amounts have been adjusted for a 5-for-4 stock split in December 2004 and a ten-percent stock dividend distributed in each of February 2003 and May 2001.

	(Amounts in thousands, except per share amounts)
	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Performance Ratios
Return on average assets	1.21%	0.93%	1.03%	1.05%	1.14%	1.20%	1.36%
Return on average equity	19.10%	13.00%	15.04%	12.99	13.50%	14.27%	16.23%
Net interest margin	4.12%	3.78%	3.86%	3.91%	4.10%	4.13%	4.77%
Efficiency ratio	53.70%	59.98%	58.47%	59.40%	59.17%	57.11%	56.04%
Noninterest income to average assets	0.62%	0.76%	0.74%	0.76%	0.76%	0.70%	0.72%
Noninterest expense to average assets	2.43%	2.59%	2.56%	2.63%	2.70%	2.59%	2.88%
Loans, net to deposits	96%	99%	99%	99%	93%	92%	86%

Asset Quality Ratios:
Net charge-off to average loans	0.00%	0.05%	0.03%	0.09%	0.07%	0.06%	0.07%
Nonperforming loans to total loans	0.13%	0.07%	0.11%	0.15%	0.59%	0.21%	0.28%
Nonperforming assets to loans and OREO	0.13%	0.18%	0.20%	0.39%	0.63%	0.21%	0.28%
Allowance for credit losses to loans	1.26%	1.31%	1.28%	1.31%	1.30%	1.34%	1.35%

Capital Ratios:
Tier 1 capital to average assets	7.93%	8.02%	8.23%	9.02%	8.48%	8.53%	9.07%
Tier 1 capital to risk-based assets	9.39%	9.63%	9.95%	10.60%	9.99%	10.77%	11.31%
Total capital to risk-based assets	10.64%	10.89%	11.20%	11.85%	11.24%	12.02	12.56%

Other:
Dividends	$ 0.27	$ 0.26	$ 0.52	$ 0.51	$ 0.49	$ 0.45	$ 0.38
Dividend payout ratio	28.27%	44.15%	37.69%	45.00%	44.32	41.95	35.95%

Average shareholders' equity to average assets total assets	6.33%	7.15%	6.84%	8.06%	8.42%	8.39%	8.41%
Average loans to average deposits	97.80%	98.30%	98.89%	99.40%	92.80%	91.90%	85.80%

Common shares outstanding (000s)(1)	4,194	4,112	4,112	4,103	4,101	4,079	4,076

Average shares (000s) (1)
Basic	4,163	4,105	4,109	4,103	4,100	4,068	4,090
Diluted	4,266	4,205	4,209	4,181	4,160	4,140	4,156

Explanatory Note
(1) Share and per share amounts have been adjusted for a 5-for-4 stock split in December 2004 and a ten-percent stock dividend distributed in each of February 2003 and May 2001.

Risk Factors

The risks and uncertainties described below are applicable to the operation of our business and to your investment in our company. You should read these risks factors carefully. If any of these risks actually occur, our business, financial condition and operating results could be materially adversely affected.
.
RISKS RELATED TO OUR BUSINESS

Our business is affected by the strength of the local economies where we operate.

Our success significantly depends upon the growth in population, income levels, deposits and real estate development in our primary markets in coastal Georgia and South Carolina. If these communities do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

Any adverse market or economic conditions in coastal Georgia and South Carolina may disproportionately increase the risk that our borrowers will be unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of June 30, 2005, approximately 91% of our loans held for investment were secured by real estate. Of the commercial real estate loans in our portfolio, approximately 41% represent properties owned and occupied by businesses to which we have extended loans. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in coastal Georgia and South Carolina could adversely affect the value of our assets, our revenues, results of operations and overall financial condition.

Our recent operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth. In addition, our recent growth may distort some of our historical financial ratios and statistics. For example, our earnings grew by 24% in 2004 and by 64% during the first six months of 2005 as compared to the prior periods. This can be attributed to a strong lending market in Savannah and Richmond Hill, Georgia as well as the successful activities of Harbourside Mortgage Company in Hilton Head, South Carolina. Rising interest rates have also been favorable to us since mid-2004 due to an ability to reprice interest bearing assets faster than interest bearing liabilities. In the future we may not benefit from such a favorable interest rate environment, a beneficial residential mortgage market or expansion into neighboring communities. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may impede or prohibit our ability to expand our market presence, which may adversely affect our results of operations.

Future departures of our key personnel may impair our operations.

We are, and for the foreseeable future will be, dependent on the services of G. Mike Odom, Jr., Chief Executive Officer of the Company; John C. Helmken II, President of the Company and President and Chief Executive Officer of Savannah Bank; E. James Burnsed, Vice Chairman of the Company and Chairman and Chief Executive Officer of Bryan Bank; R. Stephen Stramm, Executive Vice President - Lending of the Company and of Savannah Bank; Robert B. Briscoe, Executive Vice President and Chief Financial Officer of the Company and of Savannah Bank; and Edward J. Brown, Jr., President-elect and Chief Executive Officer-elect of Harbourside. Should the services of any of Messrs. Odom, Helmken, Burnsed, Stramm, Briscoe or Brown become unavailable, there can be no assurance that a suitable successor could be found who will be willing to be employed upon terms and conditions acceptable to us. A failure to replace any of these individuals promptly, should his services become unavailable, could have a material adverse effect on our results of operations and financial performance. These risks are heightened by the fact that neither the Company nor any of the Banks has entered into an employment agreement with any of these individuals, other than Mr. Brown.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our capital resources as of the date of this prospectus will satisfy our capital requirements for the foreseeable future. We may, at some point, however, need to raise additional capital to support our continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Changes in interest rates could reduce our profitability.

Our earnings are significantly dependent on our net interest income, as we expect to realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" would work against us, and our earnings may be negatively affected.

For example, in the event of a decrease in interest rates, our net interest income will be negatively affected because our interest-bearing assets currently reprice faster than our interest-bearing liabilities. Although our asset-liability management strategy is designed to control our risk from changes in market interest rates, we may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds or result in our lenders requiring additional collateral from us under our loan agreements. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses. While rising interest rates since mid-2004 have been favorable to us, there can be no assurance or guarantee that rates will continue to be favorable to us or that we will be able to take measures to hedge, on favorable terms or at all, against unfavorable events, which could adversely affect our results of operations and financial condition.

Our use of brokered deposits, uninsured local deposits and other borrowings may impair our liquidity and constitute an unstable funding source.

We use wholesale and brokered deposits, uninsured local deposits and other borrowings, including repurchase agreements, Federal Funds purchased and Federal Home Loan Bank ("FHLB") borrowings, to fund a portion of our operations. Federal law requires a bank to be well capitalized if it accepts new brokered deposits. Thus, the Company and the Banks must maintain a "well capitalized" status to meet our funding plans. Failure to maintain "well capitalized" status would limit our access to wholesale and brokered deposits and Federal Funds purchased (but not necessarily repurchase agreements or FHLB borrowings), which could impair our liquidity. We will be considered "well capitalized" if we (i) have a total risk-based capital ratio of 10.0 percent or greater; (ii) have a Tier 1 risk-based capital ratio of 6.0 percent or greater; (iii) have a leverage ratio of 5.0 percent or greater; and (iv) are not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Deposit Insurance Corporation (the "FDIC") to meet and maintain a specific capital level for any capital measure.

Depositors that invest in brokered deposits are generally interest rate sensitive and well informed about alternative markets and investments. Consequently, funding with brokered deposits may not provide the same stability to our deposit base as traditional local retail deposit relationships. Our liquidity may be negatively affected if brokered deposit supply declines due to a loss of investor confidence or a flight to higher quality investments such as U.S. Treasury securities.

Deposit balances in excess of the FDIC's $100,000 insurance limit per depositor are uninsured deposits. Customers with uninsured deposits are more sensitive to financial or reputation risk than insured depositors. Consequently, uninsured deposits do not provide the same stability to our deposit base as insured deposits. Our liquidity may be negatively affected by a decline in uninsured deposits due to a loss of investor confidence and a flight to insured deposits at other financial institutions.

Our failure to obtain the necessary regulatory approvals for a new federal stock thrift charter for Harbourside could have a material adverse effect on our results of operations.

We have applied to the Office of Thrift Supervision (the "OTS"), the FDIC and the Federal Reserve Bank of Atlanta (the "Federal Reserve") for approval to establish a new federal stock thrift institution to be headquartered at Hilton Head Island, South Carolina and to be known as Harbourside Community Bank (see "Summary - The Company"). We expect to receive final regulatory approval for Harbourside and open for business by the end of November 2005. We have no assurance that our applications will be approved by these regulatory authorities by such time, or at all. Should the above referenced regulatory approvals not be obtained, we could experience a significant increase in our occupancy costs without the related expected increase in revenues from the Harbourside operation, which would adversely impact our operating results. Failure to obtain all such requisite approvals would also limit our options to expand our business in South Carolina and would require that we develop alternative means to employ our capital. In such event, the net proceeds from the private placement may be reallocated to increase the capitalization of Savannah Bank and/or Bryan Bank to support anticipated growth and the continued operations of Harbourside Mortgage Company in its current structure as a division of Savannah Bank. These alternatives could produce lower returns on investment than the expected returns from Harbourside.

A delay in opening the main office of Harbourside could have a material adverse effect on our results of operations.

We have entered into a lease for 17,000 square feet of Class A office space in which we intend to establish the main office of Harbourside. The term of this lease is 20 years, and we anticipate that construction of the leased premises will be complete in November 2005. Any delay in opening Harbourside, due to construction delays or otherwise, will increase pre-opening expenses and postpone our realization of potential revenues.

We have no operating history for Harbourside upon which to base an estimate of our future financial performance.

Harbourside is currently in the organizational stage, and does not have an operating history as a bank. Our contemplated operations at Harbourside are subject to the risks inherent in the establishment of any new business and, specifically, those of a new bank. We expect that we will incur substantial initial expenses and may not be profitable for several quarters after Harbourside commences business, if ever.

Our business operates in a highly regulated environment. New laws or regulations or changes in existing laws or regulations, affecting the banking industry could have a material adverse effect on our results of operations.

The Company and the Banks are subject to extensive government regulation and supervision under various state and federal laws, rules and regulations, primarily under the rules and regulations of the Office of the Comptroller of the Company (the "OCC"), the OTS (upon the issuance of Harbourside’s charter), the FDIC, the Georgia Department of Banking and Finance and the Federal Reserve. These laws and regulations are designed primarily to protect depositors, borrowers, and the deposit insurance funds of the FDIC. These regulators maintain significant authority to impose requirements on our overall operations, such as limiting certain activities or mandating the increase of capital levels. The financial services industry also is subject to frequent legislative and regulatory changes and proposed changes, the effects of which cannot be predicted.

Monetary policies may adversely affect our business and earnings.

Our results of operations are affected by the policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. Changes in interest rates can affect the number of loans we originate, as well as the value of our loans and other interest-earning assets and liabilities and the ability to realize gains on the sale of those assets and liabilities. Prevailing interest rates also affect the extent to which borrowers prepay loans owned by us. When interest rates decrease, borrowers are more likely to prepay their loans, and vice versa. We may be required to invest funds generated by prepayments at less favorable interest rates. Increases in interest rates could hurt the ability of borrowers who have loans with floating interest rates to meet their increased payment obligations. If those borrowers were not able to make their payments, then we could suffer losses, and our level of non-performing assets could increase.

We face substantial competition in our industry sector from banking and financial institutions that have larger and greater financial and marketing capabilities, which may hinder our ability to compete successfully.

The banking and financial services industry is highly competitive. This competitiveness may negatively impact our ability to retain qualified management and loan officers, raise sufficient deposits at an acceptable price, and attract customers. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial providers. We compete with many different banking and financial institutions, including banks and savings and loan associations, credit unions, brokerage and investment banking firms, and mortgage companies and brokers.

These entities may be branches or subsidiaries of much larger organizations affiliated with statewide, regional or national banking companies, and as a result may have greater resources and lower cost of funds. These entities may also be start-up organizations. Any of these entities may attempt to duplicate our business plan and strategy. There can be no assurance that we will be able to compete effectively in the future.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which could have a material adverse effect on our operating results. Our management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. As we expand into new markets, such as the coastal South Carolina market in which we intend for Harbourside to operate, our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additional provisions to our allowance would materially decrease our net income.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Failure to implement our business strategies may adversely affect our financial performance.

Our management has developed a business plan that details the strategies we intend to implement in our efforts to continue profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which could in turn have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate.

We are subject to, among other things, the new attestation requirements regarding the effectiveness of internal controls over financial reporting. These requirements increase our compliance costs and failure to comply timely could adversely affect the value of our securities.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002 as well as new rules and regulations adopted by the Commission, the Public Company Accounting Oversight Board and NASDAQ. In particular, unless extended, we will be required to include management and auditor reports on the effectiveness of internal controls over financial reporting as part of our annual report on Form 10-K for the year ended December 31, 2005 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating these controls. We expect to continue to spend significant amounts of time and money on compliance with these rules. Our failure to correct any noted weaknesses in internal controls over financial reporting could result in the disclosure of material weaknesses which could have a material adverse effect upon the market value of our stock.

Our business is concentrated in the areas of Chatham and Bryan County, Georgia and Hilton Head, South Carolina.

Currently, our lending and other business is concentrated in Chatham and Bryan Counties in Georgia and Hilton Head Island in South Carolina. A downturn in market conditions in any of the respective areas may adversely affect the performance of our loans and the results of our operations and financial condition. In particular, Hilton Head Island is a vacation and resort area with high concentrations of second home and investment properties. Changes in interest rates, local or general economic conditions, real estate values or the income tax deductibility of mortgage interest may subject this market to greater volatility which could adversely impact our performance. Additionally, this area is susceptible to the risk of hurricane disasters and has many areas that are located in flood zones. While most such losses are insurable, hurricanes and flooding could adversely affect operations and financial condition.

RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

Our authorized preferred stock exposes holders of our common stock to certain risks.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share. The authorized but unissued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by us, at the direction of our Board of Directors, from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized by unissued shares of preferred stock, designated by resolution of the Board of Directors stating (i) the dividend rate or the amount of dividends to be paid thereon, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends; (ii) the voting powers, full or limited, if any, of shares of such series; (iii) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed; (iv) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; (v) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds; (vi) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Company, and, if so, the conversion price(s), or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion and exchange; (vii) the price or other consideration for which the shares of such series shall be issued; (viii) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock; and (ix) whether the shares of such series shall be entitled to other rights, preferences and privileges. Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. Moreover, any preferred stock that is issued will rank ahead of any Shares in this Offering, in terms of dividends, priority and liquidation preferences and may have greater voting rights than our common stock. As of the date of this prospectus, no shares of preferred stock have been issued.

Our directors and executive officers own a significant portion of our common stock.

As of August 31, 2005, our directors and executive officers, collectively, beneficially owned approximately 22% of our outstanding common stock. As a result of their ownership, the directors and executive officers, as a group, have the ability to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors and the approval of mergers and other significant corporate transactions, even if their interests conflict with those of other shareholders, which could adversely affect the market price of our common stock.

Our ability to pay dividends is limited, and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of the Banks to pay dividends to us is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends that are applicable to Georgia banks and banks that are regulated by the FDIC. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock.

Certain provisions in our articles of incorporation and bylaws may deter potential acquirers and may depress our stock price.

Our Articles of Incorporation and Bylaws divide our Board of Directors into three classes, as nearly equal as possible, with staggered three-year terms. Business combinations, such as sales or mergers involving us, require the approval of a majority of shareholders as well as the recommendation for such business combination by at least two-thirds of the continuing directors, or in the alternative, unanimously recommended by the continuing directors, provided that the continuing directors constitute at least three members of the Board of Directors at the time of such approval. Shareholders may remove directors with or without cause upon the affirmative vote of the holders of at least 75% of the outstanding voting shares of the Company and the affirmative vote of the holders of at least 75% of the outstanding voting shares of the Company other than those of which an interested shareholder is the beneficial owner. These provisions could make it more difficult for a third party to acquire control of the Company. In addition, the above provisions may be altered only pursuant to specified shareholder action. With several specific exceptions, our Articles of Incorporation and Bylaws are silent with respect to the amendment of our Articles of Incorporation, and thus, the Georgia Business Corporations Code ("GBCC") dictates the requirements for making such an amendment. The GBCC generally provides that, other than in the case of certain routine amendments (such as changing the corporate name) and other amendments which the GBCC specifically allows without shareholder action, the corporation's board of directors must recommend any amendment of the Articles of Incorporation to the shareholders (unless the board elects to make no such recommendation because of a conflict of interest or other special circumstances and the board communicates the reasons for its election to the shareholders) and the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment (unless the GBCC, the articles of incorporation, or the board of directors require a greater percentage of votes) is required to amend our Articles of Incorporation.

Our Articles of Incorporation provide that the provisions regarding the approval required for certain business combinations may only be changed by the affirmative vote of at least 75% of the outstanding voting shares of the Company and the affirmative vote of the holders of at least 75% of the outstanding shares of the Company other than those of which an interested shareholder is the beneficial owner. Our Articles of Incorporation also provide that the provisions regarding the applicability of Article 11, Parts 2 and 3 of the GBCC (regarding mergers and share exchanges) to the Company may only be repealed by both the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by voting shares of the Company, in addition to any other vote required by our Articles of Incorporation.

Our Bylaws generally provide that the Bylaws may be altered or amended by our shareholders at any annual meeting or special meeting of the shareholders or by our Board of Directors at any regular or special meeting of the Company's Board of Directors.

The existence of the above provisions could result in our being less attractive to a potential acquirer, or result in our shareholders receiving less for their shares of common voting stock than otherwise might be available if there were a takeover attempt.

-11

We have certain obligations and the general ability to issue additional shares of our common stock in the future, and such future issuances may depress the price of our common stock.

We have various obligations to issue additional shares of common stock in the future. These obligations include Non-qualified and Incentive Stock Options as detailed in the table below.

Options outstanding at August 31, 2005 were as follows:

Outstanding Common Options	Remaining Contractual Number	Weighted Average Life	Weighted Average Price	Number	Weighted Average Price
Range of Exercise Prices
$6.79 - $8.81	24,851	0.85	$ 8.23	24,851	$ 8.23
$12.48 - $14.21	43,863	4.61	12.86	40,535	12.88
$15.79 - $16.95	51,270	5.20	16.52	35,595	16.63
$19.70 - $22.31	93,750	8.54	20.97	18,750	20.97
$27.75 - $28.45	29,503	9.65	27.89	0	0
Total outstanding	243,237	5.30	$18.11	119,731	$14.30

The options described above permit the holders to purchase shares of our common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of our common stock issued pursuant to these options would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with our common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. For issuances of shares and grants of options, our Board of Directors will determine the timing and size of the issuances and grants and the consideration or services required therefor. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance or grant. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of our common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

Sales of large quantities of our common stock, including the Shares, could reduce the market price of our common stock.

Any sales of large quantities of shares of our common stock, or the perception that any such sales are likely to occur, could reduce the market price of our common stock. We recently issued 397,273 restricted shares to investors in a private placement of our shares. When the registration statement covering the resale of those restricted shares becomes effective, the holders of those shares may offer to sell those shares from time to time at the current market price or at negotiated prices. If holders sell large quantities of shares of our common stock, the market price of our common stock may decrease and the public market for our common stock may otherwise be adversely affected because of the additional shares available in the market.

Our common stock has experienced only limited trading.

Our common stock has been quoted and traded on the NASDAQ National Market in the United States under the symbol "SAVB" since 1998 and the NASDAQ SmallCap Market from 1990 to 1998. The trading volume in our common stock has been relatively low when compared with larger companies quoted on the Nasdaq National Market or listed on the stock exchanges. We cannot say with any certainty that a more active and liquid trading market for our common stock will develop. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. We, therefore, can give no assurance that sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the market price of our common stock to decline or impair our future ability to raise capital through sales of our common stock. As of August 31, 2005, there were 4,591,042 shares of common stock outstanding. The price of our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

* The depth and liquidity of the markets for our common stock;
* Investor perception of us and the industry in which we participate;
* General economic and market conditions;
* Responses to quarter-to-quarter variations in operating results;
* Earnings relative to securities analysts' estimates;
* Changes in financial estimates by securities analysts;
* Conditions, trends or announcements in the banking industry;
                * Announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;
* Additions or departures of key personnel;
                * Accounting pronouncements or changes in accounting rules that affect our financial statements: and
        * Other factors and events beyond our control.

The market price of our common stock could experience significant fluctuations unrelated to our operating performance. As a result, you (due to personal circumstances) may be required to sell your shares of our common stock at a time when our stock price is depressed due to random fluctuations, possibly based on factors beyond our control.

The market price of our common stock has risen significantly in a relatively short period of time.

Since January 1, 2004, the market price of our common stock increased from $23.20 per share to up to $33.50 per share on August 31, 2005. There can be no guarantee or assurance that the market price of our common stock will remain at or near its current level, which is near an historic high.

Use of Proceeds

 The Selling Shareholders will receive all of the proceeds from the sale of the common stock offered under this prospectus.

Determination of Offering Price

The shares registered herein are being sold by the Selling Shareholders, and not by us, and are therefore being sold at the market price as of the date of sale by the Selling Shareholder. Our common stock is traded on the Nasdaq National Market System under the symbol “SAVB.” On October 17, 2005, the reported closing price for our common stock was $35.94.

Selling Security Holders

 We are registering all 397,273 shares covered by this prospectus on behalf of the Selling Shareholders named in the table below. We issued 397,273 of these shares to the Selling Shareholders in a private placement transaction. We are registering the shares in order to permit the Selling Shareholders to offer these shares for resale from time to time. The Selling Shareholders may sell all, some or none of the shares covered by this prospectus. See “Plan of Distribution.” None of the Selling Shareholders has had a material relationship with us within the past three years other than those discussed herein.

The table below lists the Selling Shareholders and other information regarding the ownership of common stock by each of the Selling Shareholders.

Selling Shareholders	Number of Shares Owned Prior to Offering(1)	Number of Shares Being Offered	Percentage of Shares Owned Prior to Offering(1)	Shares Owned After Offering(2) Number	Shares Owned After Offering(2) Percent
Robert B. Baker	4,400	1,650	*	2,750	*
Bay Pond Investors (Bermuda) L.P. (9)	6,800	6,800	*	-	*
Bay Pond Partners, L.P. (9)	21,800	21,800	*	-	*
Rosemary Bourgon Revocable Living Trust Dated 3/7/1994 (5)	2,000	2,000	*	-	*
Francis A. Brown	1,640	1,640	*	-	*
Glenn Allan Bryant	3,300	3,300	*	-	*
Linda S. Bryant	3,300	3,300	*	-	*
Cay Investors, LP (10)	1,640	1,640	*	-	*
James L. Chandler	3,000	3,000	*	-	*
John Sheldon Clark	20,000	20,000	*	-	*
Marguerite J. Clark	5,000	5,000	*	-	*
Jean A. Clifton	5,000	5,000	*	-	*
Commissum Financial Services Fund(11)	17,300	7,500	*	9,800	*
Clifford H. Dales	1,378	1,378	*	-	*
Sterne Agee & Leach, Custodian FBO Clifford H. Dales SEP IRA (5)	2,137	262	*	1,875	*
Bank of America NA, Trustee Joseph Daniel IRA (5)	1,650	1,650	*	-	*
William Hugus Dascombe	1,650	1,650	*	-	*
Thomas A. Davis, Dorothy B. Davis, JT TEN	2,000	2,000	*	-	*
Dolphin Offshore Partners, L.P. (12)	96,368	27,500	2.07%	68,869	1.48%
Berryman W. Edwards, Jr.	3,300	3,300	*	-	*
Charles Schwab & Co., Inc. FBO Joseph B. Fraser III, IRA Rollover (5)	3,200	3,200	*	-	*
Charles M. Gaskin, Sr.	2,460	2,460	*	-	*
Hugh S. Golson	1,650	1,650	*	-	*
Arden H. Hadwin	2,600	1,700	*	900	*
Glen W. Hall	6,560	6,560	*	-	*
Carolyn Imbesi	2,000	2,000	*	-	*
Jayvee & Co. (13)	25,000	25,000	*	-	*
Henry E. Johnston Katrina B. Johnston	1,650	1,650	*	-	*
Billy N. Jones, TTEE, Jones, Osteen, Jones & Arnold P/S Plan dtd 1/1/92 FBO J. Noel Osteen (14)	7,340	2,500	*	4,840	*
J. Mark Jones	1,640	1,640	*	-	*
John G. Kennedy III	1,000	1,000	*	-	*

Selling Shareholder	Number of Shares Owned Prior to Offering(1)	Number of Shares Being Offered	Percentage of Shares Owned Prior to Offering(1)	Shares Owned After Offering(2) Number	Shares Owned After Offering(2) Percent
H. Mikell Jones	4,195	1,700	*	2,495	*
B. Lowell Kronowitz	1,700	1,700	*	-	*
Bailee Tenenbaum Kronowitz	1,700	1,700	*	-	*
Eugene J. Laurich	3,000	3,000	*	-	*
D. Scott Lewis (21)	2,148	1,650	*	498	*
Samuel Wistar Lewis (21)	12,237	6,000	*	6,237	*
Walter N. Lewis (21)	13,260	3,280	*	9,980	*
Lewis Broadcasting Corporation (7)	154,838	6,600	3.32%	148,238	3.18%
John Christian Lewis (21)	3,300	3,300	*	-	*
James Randolph Light, Jr.	1,640	1,640	*	-	*
NFS LLC / FWTC FBO Donna C. Martin (5)	1,650	1,650	*	-	*
James R. Massey	6,500	6,500	*	-	*
Walter W. Matthews	50,000	20,000	1.07%	30,000	*
Millennium Partners, LP (15)	25,000	25,000	*	-	*
Donald L. Moore, Jr.	2,000	2,000	*	-	*
Mills Lane Morrison, Jr. (22)	1,640	1,640	*	6,352	*
John A. Murphy	11,150	9,850	*	1,300	*
Thelma C. Murphy	1,650	1,650	*	-	*
John Neumann, Jr.	854	854	*	-	*
Advest, Inc., Custodian FBO John Neumann Jr, Simple IRA (5)	393	393	*	-	*
Advest, Inc., Custodian FBO Maryellen Neumann, Simple IRA (5)	393	393	*	-	*
Palladio Partners, LP (16)	10,000	10,000	*	-	*
Perry M. Parrott, Jr.	4,918	4,918	*	-	*
The Harden Companies 401(k) Plan FBO Patrick E. Piercy (5)	2,000	2,000	*	-	*
Thomas H. Rennolds III	10,442	1,650	*	8,792	*
River Oaks Financial Fund LP (17)	47,000	47,000	1.01%	-	*
Gary L. Rowe	1,640	1,640	*	-	*
James Royal (20)	16,376	1,250	*	15,126	*
Rachel S. Royal (20)	16,371	1,250	*	15,121	*
Leon Slotin (23)	1,640	1,640	*	-	*
Roy Smithberg	1,800	1,800	*	-	*
Eric Spector (SEP IRA) (5)	1,640	1,640	*	-	*
Mary H. Stafford	5,975	1,640	*	4,335	*
Sunova Long Term Opportunity Fund, L.P. (18)	12,500	12,500	*	-	*
Charles W. Taylor, Jr.	2,275	1,650	*	625	*
The John Vaughn Trust	7,153	2,000	*	5,153	*
Glen L. Willard	1,640	1,640	*	-	*
Holly S. Young I.R.A. (5)	13,548	1,700	*	11,848	*
Robert W. Baird & Co., Inc. TTEE FBO Edward Brown, Jr, IRA (3) (5)	9,821	3,016	*	6,805	*
J. Wiley Ellis (4) (5) (6)	45,117	1,517	*	43,600	*

Selling Shareholder	Number of Shares Owned Prior to Offering(1)	Number of Shares Being Offered	Percentage of Shares Owned Prior to Offering(1)	Shares Owned After Offering(2) Number	Shares Owned After Offering(2) Percent
Ellis, Painter Ratterree & Adams, LLP 401K Plan FBO J. Wiley Ellis (4) (5) (6)	1,517	1,517	*	-	*
John C. Helmken II (3) (4)	44,861	2,000	*	42,861	*
Jack M. Jones (4)	26,486	1,508	*	24,978	*
Sterne Agee & Leach, Custodian FBO Jerry O'Dell Keith R/O IRA (3)(5)	3,917	2,667	*	1,250	*
Dayle H. Levy (19)	12,045	3,035	*	9,010	*
J. Curtis Lewis III (4) (8)	68,419	1,510	1.47%	66,909	1.44%
G. Mike Odom, Jr. (3) (4)	39,090	643	*	38,447	*
Citigroup Global Markets, (3) (4) (5) FBO George M. Odom, Jr. IRA	873	873	*	-	*
James Toby Roberts, Sr. (4)	59,959	1,540	1.29%	58,419	1.25%
Roberts Truck Center, Inc. 401K Plan & Trust FBO James T. Roberts, Sr. (4) (5)	3,666	3,666	*	-	*
Sterne Agee & Leach C/F James Toby Roberts,Sr. IRA (4) (5)	9,920	1,598	*	8,322	*
James W. Royal, Sr. (4)	61,211	3,000	1.31%	58,211	1.25%
Robert T. Thompson, Jr. (4)	66,645	3,035	1.43%	63,610	1.37%
Total	1,177,402	397,273	25.26%	780,129	16.73%
___________________
*	Less than 1.0%

(1)
Based on total shares outstanding of 4,591,042 at August 31, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock that such holder has the right to acquire within 60 days of the date of this prospectus through the exercise of any option, warrant or right, but we did not include such shares in the calculation of this amount for any other holder.

(2)	Assumes that the Selling Shareholders dispose of all the shares of common stock covered by this prospectus and do not acquire any additional shares of common stock.
(3)	Beneficial owner serves as an Officer of the Company.
(4)	Beneficial owner serves as an Director of the Company.
(5)	Named Individual exercises voting and investment control over these shares.
(6)	Chairman of the Board of Directors of the Company and serves as General Counsel to the Company.
(7)
Director J. Curtis Lewis, III and children have approximately a 3 percent ownership interest in the Lewis Broadcasting Corporation. Directors Lewis and Izlar are two of six co-executors of the estate of J. C. Lewis, Jr., and have voting and investment control over these shares.

(8)	Secretary of the Company.
(9)	Wellington Management Company, LLP, in its capacity as investment advisor for the Selling Shareholder, shares voting and investment control over these shares.
(10)	John E. Cay III, President of the, CayCorp, Inc., exercises voting and investment control over these shares.
(11)	Christopher T. Kelley exercises voting and investment control over these shares.

(12)	Peter E. Salas exercises voting and investment control over these shares
(13)	John Campbell exercises voting and investment control over these shares
(14)	Eugene Kelly exercises voting and investment control over these shares
(15)
Millennium Partners, LP has informed us that it has a direct affiliation with a broker-dealer that is registered in the United States. This Selling Shareholder has represented to us that it purchased our stock in the ordinary course of its business, and that at the time of the purchase of the securities to be resold, such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Israel A. Englander, as managing member of Millennium Management, LLC, the managing partner of the Selling Shareholder, exercises voting and investment control over these shares. Both Mr. Englander and Millennium LLC make no admission as to the beneficial ownership of the common stock owned by the Selling Shareholder.

(16)	Pallado Partners, LP exercises voting and investment control over these shares.
(17)	J. David Welch exercises voting and investment control over these shares.
(18)	Matthew Byrnes and Felice Gelman exercise voting and investment control over these shares.
(19)	Selling Shareholder is the spouse of Director Aaron M. Levy.
(20)	Selling Shareholder is a family member of Director James W. Royal, Sr.
(21)	Selling Shareholder is a family member of Director J, Curtis Lewis, III.
(22)	Selling Shareholder is a family member of Director M. Lane Morrison.
(23)	Selling Shareholder has informed us that he has a direct affiliation with a broker-dealer that is registered in the United States. This Selling Shareholder has represented to us that he purchased our stock in the ordinary course of business and that at the time of the purchase of the securities to be resold, such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Plan of Distribution

As of the date of this prospectus, we have not been advised by the Selling Shareholders as to any plan of distribution. Distributions of the shares by the Selling Shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers, brokers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•
a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	underwritten transactions;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	privately negotiated transactions; and
•	by any other legally available means.

Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the Selling Shareholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933 as amended (the “Securities Act”). We have agreed to register the shares for sale under the Securities Act and to indemnify the Selling Shareholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the Selling Shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders also may sell securities short and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The Selling Shareholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

Millennium Partners, LP and Mr. Leon Slotin have informed us that they have direct affiliations with broker-dealers that are registered in the United States. As such, these Selling Shareholders may be deemed to be an underwriter, within the meaning of Section 2(11) of the Securities Act, with respect to the resale of their shares pursuant to this prospectus.

Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

There can be no assurances that the Selling Shareholders will sell any or all of the securities offered under this prospectus.

Description of Securities to be Registered

Description of Capital Stock

Capital Stock

Our authorized capital stock consists of 20,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share.

Common Stock

Our authorized common stock consists of 20,000,000 shares, $1.00 par value per share ("Common Stock"). As of the date of this prospectus, 4,591,042 shares of Common Stock were issued and outstanding. All of such outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by our Board of Directors out of our funds legally available therefor. In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or otherwise, after payment or provision for payment of our debts and other liabilities, including the liquidation preference of all classes of our preferred stock, if any, each holder of Common Stock will be entitled to receive such holder's pro rata portion of our remaining net assets, if any. Each share of Common Stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"). As of the date of this prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows our Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to cause us to issue shares of any series, and to fix and determine separately for each series their relative rights, preferences and privileges. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may, among other things, include restrictions on our ability to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of our liquidation. Holders of Preferred Stock will not have preemptive rights provided for by law to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable our Board of Directors to render it more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench our management, which may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in our best interests, the Board of Directors could cause such shares to be issued without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Interests of Named Experts and Counsel

Legal Matters

Certain legal matters associated with the shares being offered hereby will be passed upon for the Company by Ellis, Painter, Ratteree and Adams, LLP, Savannah, Georgia.

Experts

The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Material Changes

There have been no material changes in the Company or its financial performance since the filing of the most recent Form 8-K on September 19, 2005 or Form 10-Q on August 8, 2005.

Where You Can Find Additional Information

We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

The Savannah Bancorp, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is . SEC filings and certain other information may also be obtained from the Company’s website at http://www.savb.com/. Copies of any documents referenced herein will be provided at no cost to any person, including any beneficial owner, to whom a prospectus is delivered upon written request to: The Savannah Bancorp, Inc. Attn: Investor Relations, 25 Bull Street, 6th Floor, Savannah, GA 31401.

The following documents are incorporated by reference in and considered to be a part of this prospectus:

*	ANNUAL REPORT AMENDMENT ON FORM 10-K/A FOR FISCAL YEAR ENDED DECEMBER 31, 2004, FILED WITH THE COMMISSION ON AUGUST 8, 2005

*	ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 2004, FILED WITH THE COMMISSION ON MARCH 30, 2005

*	QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2005, FILED WITH THE COMMISSION ON MAY 13, 2005

*	QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2005, FILED WITH THE COMMISSION ON AUGUST 8, 2005

*	DEFINITIVE PROXY STATEMENT ON SCHEDULE DEF 14A FILED WITH THE COMMISSION ON MARCH 25, 2005

*	CURRENT REPORT ON FORM 8-K, DATED JULY 7, 2005, FILED WITH THE COMMISSION ON JULY 8, 2005

*	CURRENT REPORT ON FORM 8-K, DATED AUGUST 26, 2005, FILED WITH THE COMMISSION ON AUGUST 31, 2005 (EXCLUDING ANY INFORMATION FURNISHED PURSUANT TO ITEM 7.01)

*	CURRENT REPORT ON FORM 8-K, DATED SEPTEMBER 15, 2005, FILED WITH THE COMMISSION ON SEPTEMBER 19, 2005

*
THE DESCRIPTION OF OUR COMMON STOCK CONTAINED IN OUR REGISTRATION STATEMENT ON FORM S-1 DATED FEBRUARY 8, 1990 (INCLUDING ANY AMENDMENT TO THAT FORM THAT WE MAY HAVE FILED IN THE PAST, OR MAY FILE IN THE FUTURE, FOR THE PURPOSE OF UPDATING THE DESCRIPTION OF OUR COMMON STOCK)

*
ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY, PRIOR TO THE TERMINATION OF THIS OFFERING, PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT (OTHER THAN CURRENT REPORTS ON FORM 8-K FURNISHING INFORMATION UNDER ITEM 2.02 OR ITEM 7.01 OF SUCH REPORTS) SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE HEREIN AND TO BE A PART HEREOF FROM THE DATE OF THE FILING OF SUCH DOCUMENT

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE STATEMENTS AND REPRESENTATIONS CONTAINED WITHIN THIS PROSPECTUS ARE TRUE AND CORRECT AS OF THE DATE INDICATED ON THE COVER PAGE. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED SECURITIES TO WHICH THE PROSPECTUS RELATES. MOREOVER, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following expenses have been or will be paid by the Company in connection with the offering described in the registration statement. All of such expenses, except for the SEC registration fee, are estimated.

SEC registration fee	$ 1,594
Legal fees and expenses	25,000
Accountants’ fees and expenses	13,000
Printing expenses	2,000
Transfer agent fees	1,000
Miscellaneous	1,406
Total	$ 44,000

Item 15. Indemnification of Directors and Officers.

Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code (the “GBCC”) set forth provisions pertaining to the indemnification of and insurance for directors and officers of a corporation. The Georgia Business Corporation Code provides for the mandatory indemnification of a director, against reasonable expenses incurred by the director in connection with a proceeding, where a director is wholly successful in the defense of the proceeding and where the proceeding is one to which he or she was a party because he or she was a director of the corporation. The GBCC grants the Company the power to indemnify its directors and officers against liability for certain of their acts.

The Company's Articles of Incorporation generally provide that any director will be indemnified against liability to the Company or its shareholders for monetary damages for breach of the duty of care as a director or officer; provided, however, that the Company will not indemnify any director for any liability or expenses incurred by such director (i) for any appropriation, in violation of his duties, of any business opportunity of the Company ; (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the GBCC; or (iv) for any transaction from which the director derives an improper personal benefit. The Company’s Articles of Incorporation further provide that, notwithstanding the foregoing, the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the GBCC.

The Company’s Bylaws provide that expenses incurred by any persons who are, were, or are threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined he is not entitled to be indemnified by the Company.

Item 16. Exhibits.

Exhibit No.

4.1* Articles of Incorporation as amended

4.2 Bylaws as amended

4.3** Form of Stock Certificate

5.1 Opinion of Ellis, Painter, Ratterree & Adams, LLP

15.1 BDO Seidman, LLP Communication to the SEC

23.1 Consent of Independent Registered Public Accounting Firm, BDO Seidman, LLP

23.2 Consent of Ellis, Painter, Ratterree & Adams, LLP (included in Exhibit 5.1)

24.1  Powers of attorney (included on the signature pages of this Registration Statement).

*Item 4.1 was previously filed by the Company as Exhibit 3.1to the Company's Registration Statement (Registration No. 33-33405) filed in February 1990 and such document is incorporated herein by reference.

**Item 4.3 was previously filed by the Company as Exhibit 4 to the Company's Registration Statement Form S-1 (Registration No. 33-33405) filed on February 8, 1990 and such document is incorporated herein by reference.

Item 17. Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Savannah, State of Georgia, on October 17, 2005.

The Savannah Bancorp, Inc

        By /s/ G. Mike Odom, Jr.
G. Mike Odom, Jr., CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Mike Odom, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 17, 2005.

     /s/ G. Mike Odom, Jr.                 /s/ John C. Helmken II_       /s/ Robert B. Briscoe
     G. Mike Odom, Jr.                   John C. Helmken II              Robert B. Briscoe
     Chief Executive Officer                  President                   Chief Financial Officer

Directors:

/s/ J. Wiley Ellis
J. Wiley Ellis
Chairman of the Board

/s/ E. James Burnsed
E. James Burnsed
Vice Chairman

/s/ Russell W. Carpenter
Russell W. Carpenter

/s/ Archie H. Davis
Archie H. Davis

/s/ Robert H. Demere, Jr.
Robert H. Demere, Jr.

 L. Carlton Gill

Signature page - continued

/s/ John C. Helmken II
John C. Helmken II

/s/ Charles E. Izlar
Charles E. Izlar

/s/ Jack M. Jones
Jack M. Jones

/s/ Aaron M. Levy
Aaron M. Levy

/s/ J. Curtis Lewis III
J. Curtis Lewis III

/s/ M. Lane Morrison
M. Lane Morrison

/s/ G. Mike Odom, Jr
G. Mike Odom, Jr.

/s/ J. Toby Roberts, Sr.
J. Toby Roberts, Sr.

/s/ James W. Royal, Sr.
James W. Royal, Sr.

Robert T. Thompson, Jr.